Exhibit 4.2
Execution Version

ELEVENTH SUPPLEMENTAL INDENTURE

among
LENNOX INTERNATIONAL INC.,
as Issuer
EACH OF THE GUARANTORS PARTY HERETO,
as Guarantors
and
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
(successor in interest to U.S. Bank National Association),
as Trustee
____________________________________________________
Dated as of September 15, 2023
____________________________________________________
Supplemental to the Indenture for Senior Debt Securities Dated as of May 3, 2010
5.500% Notes due 2028

TABLE OF CONTENTS
______________________________

Page

ARTICLE 1 SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL
Section 1.01. Scope of Supplemental Indenture; General	1
Section 1.02. Terms of Notes	2
ARTICLE 2 CERTAIN DEFINITIONS
Section 2.01. Certain Definitions	3
Section 2.02. Rules of Construction	9
ARTICLE 3 COVENANTS
Section 3.01. Change of Control Triggering Event	9
Section 3.02. Limitations on Liens	10
Section 3.03. Limitations on Sale and Leaseback Transactions	11
Section 3.04. Future Guarantors	12
Section 3.05. Applicability of Covenants Contained in the Base Indenture	12
ARTICLE 4 THE NOTES
Section 4.01. Form of Notes	12
Section 4.02. Depositary	12
ARTICLE 5 EVENTS OF DEFAULT
Section 5.01. Events of Default	12
ARTICLE 6 REDEMPTION
Section 6.01. Optional Redemption	13
Section 6.02. Optional Redemption by Company	13
Section 6.03. Applicability of Sections of the Base Indenture	14
ARTICLE 7 DEFEASANCE
Section 7.01. Defeasance	14
i

EXHIBIT A.    Form of Note
EXHIBIT B.    Form of Supplemental Indenture in Respect of Guarantees
ii

ELEVENTH SUPPLEMENTAL INDENTURE, dated as of September 15, 2023 (this “Eleventh Supplemental Indenture”), by and among LENNOX INTERNATIONAL INC., a Delaware corporation (the “Company”), the GUARANTORS (as defined herein) and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (successor in interest to U.S. Bank National Association), as trustee (as defined in the Indenture referred to below, the “Trustee”), to the Indenture, dated as of May 3, 2010 (the “Base Indenture” and, as supplemented to date, the “Indenture”), by and between the Company and the Trustee.
RECITALS:
WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of the Company’s unsecured debentures, notes, or other evidences of indebtedness (as defined in the Indenture, the “Securities”), to be issued in one or more series;
WHEREAS, Section 8.01 of the Base Indenture permits the Company and the Trustee to enter into indentures supplemental to the Base Indenture to establish the form and terms of any series of Securities as provided by Sections 2.01 and 2.03 of the Base Indenture;
WHEREAS, the Company desires and has requested the Trustee to join them in the execution and delivery of this Eleventh Supplemental Indenture in order to establish and provide for the issuance by the Company of a new series of Securities designated as its 5.500% Notes due 2028 (the “Notes”), on the terms set forth herein;
WHEREAS, the Company now wishes to issue the Notes in an initial aggregate principal amount of $500,000,000;
WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Eleventh Supplemental Indenture have been complied with; and
WHEREAS, all things necessary to make this Eleventh Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee, in accordance with its terms, and a valid supplement to the Base Indenture have been done;
NOW, THEREFORE, THIS ELEVENTH SUPPLEMENTAL INDENTURE WITNESSETH:
In consideration of the purchase and acceptance of the Notes by the Holders thereof, the Company and the Guarantors mutually covenant and agree with the Trustee, for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE 1
SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL
Section 1.01.    Scope of Supplemental Indenture; General. This Eleventh Supplemental Indenture supplements and, to the extent inconsistent therewith, replaces the provisions of the Base Indenture, to which provisions reference is hereby made.
The changes, modifications and supplements to the Base Indenture effected by this Eleventh Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes (which shall be initially in the aggregate principal amount of $500,000,000) and shall not apply to any other Securities that have been or may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. Pursuant to this Eleventh Supplemental Indenture, there is hereby created and designated a new series of Securities under the Indenture entitled “5.500% Notes due 2028.” The Notes shall be in the form of Exhibit A, the terms of which are incorporated herein by reference.
All Notes issued under this Eleventh Supplemental Indenture shall vote and consent together on all matters as one class, including without limitation on waivers and amendments, and no Holder of Notes shall have the right to vote or consent as a separate class from other Holders on any matter except matters which affect such Holder only.
Section 1.02.    Terms of Notes. The information applicable to the Notes required pursuant to Section 2.03 of the Base Indenture is as follows:
(a)    the title of the Notes shall be “5.500% Notes due 2028”;
(b)    not applicable;
(c)    the initial aggregate principal amount of the Notes shall be $500,000,000;
(d)    the Notes shall be issuable in Dollars;
(e)    principal shall be payable as set forth in the form of Notes;
(f)    the rate at which the Notes shall bear interest and interest payment and record dates shall be as set forth in the form of Notes;
(g)    the place where the principal of and any interest on the Notes shall be payable shall be as set forth in the Base Indenture;
(h)    the Notes shall be subject to optional redemption as set forth in Article 6 below;
(i)    not applicable;
(j)    the Notes shall be issuable in minimum denominations of $2,000 and integral multiples of $1,000 above that amount;
(k)    not applicable;
(l)    payment of the principal and interest on the Notes shall be made in Dollars;
(m)    not applicable;
(n)    not applicable;
(o)    the Notes may be defeased as set forth in Article 7 below;
(p)    not applicable;
(q)    the Notes shall be issuable as Global Securities;

(r)    U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association) initially shall serve as the trustee, paying agent, registrar and custodian with respect to the Notes;
(s)    the events of default set forth in Article 5 below and the covenants set forth in Article 3 below shall be applicable to the Notes;
(t)    not applicable; and
(u)    not applicable.
ARTICLE 2
CERTAIN DEFINITIONS
Section 2.01.    Certain Definitions. The following definitions shall apply to the Notes.
Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.
“Attributable Debt” with regard to a Sale and Leaseback Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under the lease during the remaining term thereof (including any period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine the rate, the weighted average interest rate per annum borne by the Notes then outstanding) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent shall be the lesser of (x) the net amount determined assuming termination upon the first date the lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under the lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.
“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York, New York or any “Place of Payment,” which the Indenture defines to mean the place or places, if any, in addition to or instead of the Corporate Trust Office of the Trustee, where the principal of, and premium, if any, and interest on the Notes will be payable, are authorized or obligated by law, regulation or executive order to close.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change of Control” means the occurrence of any of the following after the Issue Date:
(a)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;

(b)    the consummation of any transaction (including, without limitation, any merger or consolidation) that results in any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, provided that an employee of the Company or any of the Company’s subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee is not a member of a “group” solely because such employee’s shares are held by a trustee under said plan) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the Company’s outstanding Voting Stock or of the Voting Stock of any of the Company’s direct or indirect parent companies;
(c)    the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction in which the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or
(d)    the adoption of a plan relating to the Company’s liquidation or dissolution.
Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control solely because the Company becomes a direct or indirect wholly owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.
“Change of Control Offer” has the meaning ascribed to such term in Section 3.01 of this Eleventh Supplemental Indenture.
“Change of Control Payment” has the meaning ascribed to such term in Section 3.01 of this Eleventh Supplemental Indenture.
“Change of Control Payment Date” has the meaning ascribed to such term in Section 3.01 of this Eleventh Supplemental Indenture.
“Change of Control Triggering Event” means, with respect to the Notes, (1) the rating of the Notes is lowered by any of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (2) the Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Trigger Event shall not be deemed to have occurred in respect of a particular Change of Control if the Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the Company’s most recent consolidated balance sheet but which by its terms is renewable or extendable beyond 12 months from such date at the Company’s option) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the Company’s most recent consolidated balance sheet and determined in accordance with GAAP.
“Credit Agreement” means the Credit Agreement, dated July 14, 2021, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., Wells Fargo Bank, N.A. MUFG Bank, Ltd. and U.S. Bank National Association, as syndication agents, and the lenders party thereto, as it may be amended, supplemented or otherwise modified from time to time.
“DTC” has the meaning ascribed to such term in Section 4.02 of this Eleventh Supplemental Indenture.
“Event of Default” means any event specified as such in Section 5.01 of this Eleventh Supplemental Indenture.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which guaranteeing the Notes would result in an adverse tax consequence to the Company.
“Foreign Subsidiary” means any subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
“Global Note” has the meaning ascribed to such term in Section 4.01 of this Eleventh Supplemental Indenture.
“Global Note Holder” has the meaning ascribed to such term in Section 4.02 of this Eleventh Supplemental Indenture.
“Guarantee” has the meaning ascribed to such term in Section 8.01 of this Eleventh Supplemental Indenture.
“Guarantors” means, initially, Advanced Distributor Products LLC, a Delaware limited liability company, Allied Air Enterprises LLC, a Delaware limited liability company, Heatcraft Inc., a Delaware corporation, Heatcraft Refrigeration Products LLC, a Delaware limited liability company, Heatcraft Technologies Inc., a Delaware corporation, Lennox Global LLC, a Delaware limited liability company, Lennox Industries Inc., a Delaware corporation, Lennox National Account Services Inc., a California corporation, Lennox National Account Services LLC, a Florida limited liability company, Lennox Procurement Company Inc., a Delaware corporation, Lennox Services LLC, a Delaware limited liability company, LGL Australia (US) Inc., a Delaware corporation and LGL Europe Holding Co., a Delaware corporation.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) or a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”
“Issue Date” means September 15, 2023.
“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. The Company and its subsidiaries shall be deemed to own any asset subject to a Lien that the Company or its subsidiaries has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than operating leases) relating to such asset.
“Material Subsidiary” means each of the Company’s subsidiaries (except LPAC Corp. and any Excluded Foreign Subsidiary) with (i) the book value (determined in accordance with GAAP) of whose total assets equals or exceeds ten percent (10%) of the book value of the Company’s consolidated total assets as determined as of the last day of the Company’s most recent fiscal quarter or (ii) Consolidated EBITDA (as defined in the Credit Agreement and determined on a standalone basis for such subsidiary) equaling or exceeding 10% of the Company’s Consolidated EBITDA for any period of four consecutive fiscal quarters most recently ended.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Nonrecourse Obligation” means indebtedness for borrowed money or lease payment obligations related to (i) the acquisition of a Principal Property not previously owned by the Company or any subsidiary or (ii) the financing of a project involving the development or expansion of any Principal Property owned by the Company or any subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any subsidiary or any of its or its subsidiaries’ assets other than such Principal Property so acquired, developed or expanded, as applicable.
“Notes” has the meaning ascribed to it in the preamble of this Eleventh Supplemental Indenture.
“Par Call Date” means August 15, 2028.
“Permitted Credit Agreement Liens” means:
(a)    any Lien on the Company’s headquarters building located at 2140 Lake Park Blvd., Richardson, Texas;
(b)    any Lien existing on any property or asset (including equipment) prior to the acquisition thereof by the Company or any of its subsidiaries or existing on any property or asset of any Person that becomes a subsidiary after the date hereof prior to the time such Person becomes a subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a subsidiary, as the case may be, (ii) such Lien shall not apply to any other of the Company’s assets or of the assets of any of the Company’s subsidiaries, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and (iv) the aggregate principal amount of indebtedness secured by Liens permitted by this clause, together with the aggregate principal amount secured by Liens outstanding in the clause immediately below, shall not exceed on the date such indebtedness is incurred the greater of (A) $200,000,000 and (B) 10% of consolidated total assets as of the most recent audited consolidated financial statements filed with the SEC on or prior to such date of incurrence;
(c)    Liens on fixed or capital assets (including equipment), or other assets acquired with purchase money indebtedness, in each case acquired, constructed or improved by the Company or any of its subsidiaries; provided that (i) such security interests secured indebtedness permitted by the Credit Agreement, including Capital Lease Obligations, (ii) such security interests and the indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, (iv) such security interests shall not apply to any other of the Company’s property or assets or of any of the Company’s subsidiaries and (v) the aggregate principal amount of indebtedness secured by Liens permitted by this subsection, together with the aggregate principal amount secured by Liens outstanding in the clause immediately above, shall not exceed on the date such indebtedness is incurred the greater of (A) $200,000,000 and (B) 10% of consolidated total assets as of the most recent audited consolidated financial statements filed with the SEC on or prior to such date of incurrence;
(d)    Liens on (i) the Company’s property or the property of any of the Company’s subsidiaries securing indebtedness of the Company’s subsidiaries owing to the Company or a Guarantor permitted by the Credit Agreement and (ii) property of any subsidiary that is not a Material Subsidiary securing Indebtedness owing to the Company or any other subsidiary permitted by the Credit Agreement;
(e)    Liens securing indebtedness of non-subsidiary guarantors permitted by the Credit Agreement provided that such Liens encumber only assets of such subsidiaries;
(f)    Liens granted in connection with any Receivable Securitization Facility permitted under the Credit Agreement on the receivables sold pursuant thereto (together with all collections and other proceeds thereof and any collateral securing the payment thereof), all right, title and interest in and to the lockboxes and other collection accounts in which proceeds of such receivables are deposited, the rights under the documents executed in connection with such Receivable Securitization Facility and in the equity interests issued by any special purpose entity organized to purchase the receivables thereunder;
(h)    Liens on materials, supplies, components or equipment acquired with purchase money indebtedness permitted to be incurred under the Credit Agreement, so long as (i) such security interests and the indebtedness secured thereby are incurred prior to or within 90 days after such acquisition, (ii) the indebtedness secured thereby does not exceed 100% of the cost of acquiring such materials, supplies, components or equipment and (iii) such security interests shall not apply to any other of the Company’s property or assets or the property or assets of any of the Company’s subsidiaries;
(i)    customary call, buy-sell or similar rights negotiated on an arm’s length basis and granted to third-party joint venture partners in respect of equity interests of the applicable joint venture; and
(j)    any other Liens permitted by the Credit Agreement.
“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned by the Company or any of the Company’s Material Subsidiaries, whether owned on the Issue Date or thereafter acquired, that has a book value (determined in accordance with GAAP) in excess of 2% of the Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries. Any plant, warehouse, office building or parcel of real property or portion thereof which the Company’s board of directors or the board of directors (or the members, for limited liability companies) of the relevant Material Subsidiary determines is not of material importance to the business conducted by the Company and its subsidiaries taken as a whole shall not be a Principal Property.
“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency.
“Receivable Securitization Facility” means, with respect to the Company or any of its subsidiaries, a transaction or group of transactions typically referred to as a securitization in which the Company or such subsidiary sells its accounts receivable in a transaction accounted for as a true sale to a special purpose bankruptcy remote entity that obtains debt financing to finance the purchase price.
“Redemption Price” has the meaning ascribed to such term in Section 6.02 of this Eleventh Supplemental Indenture.
“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc., and its successors.
“Sale and Leaseback Transaction” has the meaning ascribed to such term in Section 3.03 of this Eleventh Supplemental Indenture.
“SEC” means the Securities and Exchange Commission.
“subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with the Company’s in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other subsidiaries, or by the Company and one or more other subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by the Company or by one or more of the subsidiaries or by the Company and one or more of the subsidiaries.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third Business Day preceding the redemption date, H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
Section 2.02.    Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided, the term “interest” in the Indenture shall be construed to include additional interest, if any.
ARTICLE 3
COVENANTS
The following covenants shall apply in addition to the covenants set forth in the Indenture:
Section 3.01.    Change of Control Triggering Event.
(a)    Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes pursuant to Article 6 of this Eleventh Supplemental Indenture by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of the Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described in this Section 3.01 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)    Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to the Notes, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to send a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
(c)    On the Change of Control Payment Date, the Company shall, to the extent lawful:
(i)    accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(ii)    deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(iii)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.
(d)    The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer.
(e)    The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this Section 3.01, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.01 by virtue of any such conflict.
Section 3.02.    Limitations on Liens.
(a)    The Company shall not, and shall not permit any Material Subsidiary to, create, assume or guarantee any indebtedness for money borrowed that is secured by Liens on any Principal Property without making effective provision for securing the Notes equally and ratably with such indebtedness.
(b)    The restrictions set forth in paragraph (a) in this Section 3.02 shall not apply to:
(i)    Liens on Principal Property existing at the time the Company or a Material Subsidiary acquired or leased the Principal Property, including Principal Property owned by the Company or a Material Subsidiary through a merger or similar transaction;

(ii)    Liens on any Principal Property acquired, constructed or improved by the Company or any Material Subsidiary after the Issue Date, which Liens are created or assumed contemporaneously with, or within 180 days of, such acquisition, construction or improvement and which are created to secure, or provide for the payment of, all or any part of the cost of such acquisition, construction or improvement;
(iii)    Liens on property of any Person existing at the time such Person becomes a Material Subsidiary;
(iv)    any Permitted Credit Agreement Lien;
(v)    any Lien renewing, extending, refinancing or replacing any Lien referred to in clauses (i) through (iv) above; or
(vi)    any other Liens on any of the Company’s or its subsidiaries’ assets or properties that secure indebtedness, liabilities and obligations of the Company or its subsidiaries in an aggregate outstanding amount which, together with all Attributable Debt of the Company and any of its subsidiaries with respect to all Sale and Leaseback Transactions that are entered into pursuant to Section 3.03(c) hereof and are still in existence, does not exceed 15% of the Company’s Consolidated Net Tangible Assets.
Section 3.03.    Limitations on Sale and Leaseback Transactions.
(a)    The Company shall not, and shall not permit any Material Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company or any Material Subsidiary of any Principal Property that has been or is to be sold or transferred by the Company or such Material Subsidiary to such person with the intention of taking back a lease of such property (a “Sale and Leaseback Transaction”).
(b)    The restrictions set forth in paragraph (a) in this Section 3.03 shall not apply if:
(i)    the Company or such Material Subsidiary would be entitled to incur indebtedness at least equal in amount to the Attributable Debt with respect to such Sale and Leaseback Transaction secured by a Lien on such Principal Property pursuant to clauses (i) through (v) of Section 3.02(b) of this Eleventh Supplemental Indenture without equally and ratably securing the Notes;
(ii)    an amount equal to the greater of (1) the net proceeds of the sale or transfer and (2) the Attributable Debt of the Principal Property sold (as determined by the Company) is applied within 180 days to the voluntary retirement of Notes or other indebtedness of the Company (other than indebtedness subordinated to the Notes) or a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;
(iii)    the lease is executed at the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement or the commencement of substantial commercial operation of the applicable Principal Property;
(iv)    the lease payment in such Sale and Leaseback Transaction is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation;

(v)    the lease is for a period not exceeding three years; or
(vi)    the lease is with the Company or another Material Subsidiary.
(c)    Notwithstanding the restrictions set forth in paragraph (a) in this Section 3.03, the Company or any of its subsidiaries may enter into a Sale and Leaseback Transaction that would otherwise be subject to such restrictions if, after giving effect thereto and at the time of determination, the sum of (i) the aggregate principal amount of indebtedness of the Company and its subsidiaries secured by Liens permitted solely pursuant to Section 3.03(b)(vi) hereof and (ii) the Attributable Debt of the Company and its subsidiaries with respect to such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into pursuant to this Section 3.03(c) does not exceed 15% of the Company’s Consolidated Net Tangible Assets.
Section 3.04.    Future Guarantors. From and after the Issue Date, the Company shall cause any Material Subsidiary that becomes a guarantor under the Credit Agreement to execute and deliver to the Trustee a supplemental indenture pursuant to which such Material Subsidiary shall guarantee payment of the Notes, whereupon such Material Subsidiary shall become a Guarantor for all purposes under the Indenture.
Section 3.05.    Applicability of Covenants Contained in the Base Indenture. Each of the agreements and covenants of the Company contained in Article 3 of the Base Indenture shall apply to the Notes.
ARTICLE 4
THE NOTES
Section 4.01.    Form of Notes. The Notes shall initially be issued in the form of one or more Global Securities substantially in the form of Exhibit A attached hereto (the “Global Note”).
Section 4.02.    Depositary. The Depositary for the Global Note shall initially be The Depositary Trust Company (“DTC”), and the Global Note shall be deposited with, or on behalf of, the Trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC (such nominee being referred to herein as the “Global Note Holder”).
ARTICLE 5
EVENTS OF DEFAULT
Section 5.01.     Events of Default. The following Events of Default shall apply to the Notes:
(a)    default in the payment of principal or premium on the Notes when due and payable whether at maturity, upon acceleration, redemption, or otherwise;
(b)    default in the payment of interest on the Notes when due and payable, if that default continues for a period of 30 days;
(c)    default in the performance of or breach of any of the Company’s other covenants or agreements in the Indenture, if that default or breach continues for a period of 90 consecutive days after the Company receives written notice from the Trustee or from the Holders of 25% or more in aggregate principal amount of the Notes;

(d)    any Guarantee by a Material Subsidiary ceases for any reason to be, or is asserted in writing by the Company or such Material Subsidiary not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the Indenture and any such Guarantee;
(e)    an event of default, as defined in the indenture or instrument under which the Company or any Material Subsidiary has outstanding at least $75,000,000 aggregate principal amount of indebtedness for money borrowed, occurs and is continuing and such indebtedness, as a result thereof, is accelerated so that the same is or becomes due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration is not rescinded or annulled within 30 days after notice thereof has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding;
(f)    a court having jurisdiction enters a decree or order for:
(i)    relief in respect of the Company or a Material Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;
(ii)    appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or a Material Subsidiary or for all or substantially all of the Company’s or a Material Subsidiary’s property and assets; or
(iii)    the winding up or liquidation of the Company’s or a Material Subsidiary’s affairs and such decree or order remains unstayed and in effect for a period of 60 consecutive days; or
(g)    the Company or a Material Subsidiary:
(i)    commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;
(ii)    consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or substantially all of the Company’s or a Material Subsidiary’s property and assets; or
(iii)    effects any general assignment for the benefit of creditors.
ARTICLE 6
REDEMPTION
Section 6.01.    Optional Redemption. The Notes shall be redeemable, at the option of the Company, at any time and from time to time, in whole or in part, on at least 10 but not more than 60 days’ prior notice mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) to the Holders of the Notes, with a copy provided to the Trustee.
Section 6.02.    Optional Redemption by Company. The redemption price (the “Redemption Price”) of the Notes shall be calculated as follows:
(a)    Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)    (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the date of redemption, and
(ii)    100% of the principal amount of the Notes to be redeemed,
plus, in either case, accrued and unpaid interest on the Notes to be redeemed to the date of redemption.
(b)    On or after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
(c)    The Trustee shall not be responsible for the calculation of such Redemption Price. The Company shall calculate such Redemption Price and promptly notify the Trustee in writing thereof. The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.
(d)    In the case of a partial redemption, selection of the Notes for redemption will be made pro rata or, in the case of the Global Note in accordance with the Depositary’s procedures. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. Except in the case of the Global Note, a new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. In the case of the Global Note, DTC, or its nominee, will determine the allocation of the redemption price among beneficial owners in such Global Note in accordance with the policies and procedures of the Depositary.
Section 6.03.    Applicability of Sections of the Base Indenture. The provisions of Article 12 of the Base Indenture in respect of the Notes shall apply to any optional redemption of the Notes except when such provisions conflict with the foregoing.
ARTICLE 7
DEFEASANCE
Section 7.01.    Defeasance. If the Company shall effect a defeasance of the Notes pursuant to Article 10 of the Base Indenture, the Company shall cease to have any obligation to comply with the covenants set forth in Article 3 hereof.
ARTICLE 8
SUBSIDIARY GUARANTEES
Section 8.01.    Guarantees.
(a)    Each of the Guarantors, as primary obligor and not merely as surety, hereby jointly and severally, irrevocably and fully and unconditionally guarantees (to the fullest extent of the law) to each Holder and to the Trustee and its successor and assigns (each, a “Guarantee”), on a senior unsecured basis and equal in right of payment to all existing and future senior indebtedness of such Guarantors, the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes.
(b)    The obligations of each Guarantor shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.
(c)    Each Guarantor further agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Indenture, the Notes or the obligations of the Company or any other Guarantor hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor.
(d)    Each Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 8.03 of this Eleventh Supplemental Indenture) its Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and the Guarantee. Such Guarantee is a guarantee of payment and not of collection.
Section 8.02.    Continuing Guarantee.
(a)    Each Guarantee shall be a continuing Guarantee and shall, (i) subject to Section 8.03 of this Eleventh Supplemental Indenture, remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition), (ii) be binding upon such Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.
(b)    The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of any Guarantor hereunder and under its Guarantee (whether such payment shall have been made by or on behalf of the Company or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or any Guarantor or otherwise, all as though such payment had not been made.
Section 8.03.    Release of Guarantee. Notwithstanding the provisions of Section 8.02 of this Eleventh Supplemental Indenture, a Guarantor shall be automatically and unconditionally released from its obligations under the indenture upon:
(a)    the sale or other disposition of such Guarantor;
(b)    the sale or disposition of all or substantially all of the assets of such Guarantor;

(c)    the Company’s exercise of its legal defeasance option or its covenant defeasance option as described in Article 10 of the Base Indenture or if the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture; or
(d)    delivery of an Officer’s Certificate to the Trustee that such Guarantor does not guarantee the obligations of the Company under any indebtedness for money borrowed of the Company and that any other guarantees of such Guarantor have been released other than through discharges as a result of payment by such Guarantor on such guarantees, provided, however, that in the case of clauses (a) and (b) above, (1) such sale or other disposition is made to a Person other than the Company or one of its subsidiaries and (2) such sale or disposition is otherwise permitted by the Indenture. Upon any such occurrence specified in this Section 8.03, at the Company’s request, and upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indenture relating to such release have been complied with, the Trustee shall execute any documents reasonably requested by the Company evidencing such release.
Section 8.04.    Notation Not Required. Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any release thereof.
Section 8.05.    Waiver of Subrogation. Each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under its Guarantee and the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the waiver set forth in this Section 8.05 is knowingly made in contemplation of such benefits.
Section 8.06.    Execution and Delivery of Guarantees. The Company shall cause each subsidiary that is required to become a Guarantor pursuant to Section 3.04 of this Eleventh Supplemental Indenture to promptly execute and deliver to the Trustee a Supplemental Indenture substantially in the form set forth in Exhibit B to this Eleventh Supplemental Indenture, or otherwise in form and substance reasonably satisfactory to the Trustee, evidencing its Guarantee on substantially the terms set forth in this Article 8. Concurrently therewith, the Company shall deliver to the Trustee an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee to the effect that such Supplemental Indenture has been duly authorized, executed and delivered by such subsidiary and that, subject to applicable bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect affecting creditors’ rights or remedies generally and to general principles of equity (including standards of materiality, good faith, fair dealing and reasonableness), whether considered in a proceeding at law or at equity, such Supplemental Indenture is a valid and binding agreement of such subsidiary, enforceable against such subsidiary in accordance with its terms.

Section 8.07.    Reserved.
Section 8.08.    Notices. Notice to any Guarantor shall be sufficient if addressed to such Guarantor care of the Company at the address, place and manner provided in Section 11.04 of the Base Indenture.

ARTICLE 9
MISCELLANEOUS
Section 9.01.    Ratification of Base Indenture. The Base Indenture, as supplemented to date and as supplemented by this Eleventh Supplemental Indenture, is in all respects ratified and confirmed, and this Eleventh Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.
Section 9.02.    Trustee Makes No Representation; Trustee’s Rights and Duties. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity or sufficiency of this Eleventh Supplemental Indenture and shall not be liable in connection therewith. The rights and duties of the Trustee shall be determined by the express provisions of the Base Indenture and, except as expressly set forth in this Supplemental Indenture, nothing in this Eleventh Supplemental Indenture shall in any way modify or otherwise affect the Trustee’s rights and duties thereunder.
Section 9.03.    New York Law to Govern. The Indenture and the Notes shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.
Section 9.04.    Counterparts. This Eleventh Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. One signed copy is enough to prove this Eleventh Supplemental Indenture. Signatures of the parties hereto (including with respect to the Notes for the Company) transmitted by facsimile, electronic mail or other transmission method shall be deemed to be their original signatures for all purposes. Delivery of an executed signature by one party to the others may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 9.05.    Effect of Headings. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this ELEVENTH Supplemental Indenture to be duly executed as of the date first above written.
Very truly yours,

LENNOX INTERNATIONAL INC.

By    /s/ Theresa McCray ___________________
    Theresa McCray
    Vice President, Corporate Tax and Treasurer

ADVANCED DISTRIBUTOR PRODUCTS LLC

By    /s/ Theresa McCray____________________
    Theresa McCray
    Vice President, Corporate Tax and Treasurer

ALLIED AIR ENTERPRISES LLC

By    /s/ Theresa McCray____________________
    Theresa McCray
    Vice President, Corporate Tax and Treasurer

HEATCRAFT INC.

By    /s/ Theresa McCray____________________
    Theresa McCray
    Vice President, Corporate Tax and Treasurer

HEATCRAFT REFRIGERATION PRODUCTS LLC

By    /s/ Theresa McCray____________________
    Theresa McCray
    Vice President, Corporate Tax and Treasurer

HEATCRAFT TECHNOLOGIES INC.

By    /s/ Theresa McCray____________________
    Theresa McCray
    Vice President, Corporate Tax and Treasurer
[Signature Page to Eleventh Supplemental Indenture]

LENNOX GLOBAL LLC

By    /s/ Theresa McCray____________________
    Theresa McCray
    Vice President, Corporate Tax and Treasurer

LENNOX INDUSTRIES INC.

By    /s/ Theresa McCray____________________
    Theresa McCray
    Vice President, Corporate Tax and Treasurer

LENNOX NATIONAL ACCOUNT SERVICES INC.

By    /s/ Theresa McCray____________________
    Theresa McCray
    Vice President, Corporate Tax and Treasurer

LENNOX NATIONAL ACCOUNT SERVICES LLC

By    /s/ Theresa McCray____________________
    Theresa McCray
    Vice President, Corporate Tax and Treasurer

LENNOX PROCUREMENT COMPANY INC.

By    /s/ Theresa McCray____________________
    Theresa McCray
    Vice President, Corporate Tax and Treasurer

LENNOX SERVICES LLC

By    /s/ Theresa McCray____________________
    Theresa McCray
    Vice President, Corporate Tax and Treasurer

[Signature Page to Eleventh Supplemental Indenture]

LGL AUSTRALIA (US) INC.

By    /s/ Theresa McCray____________________
    Theresa McCray
    Vice President, Corporate Tax and Treasurer

LGL EUROPE HOLDING CO.

By    /s/ Theresa McCray____________________
    Theresa McCray
    Vice President, Corporate Tax and Treasurer

[Signature Page to Eleventh Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Michael K. Herberger
Name: Michael K. Herberger
Title: Vice President

[Signature Page to Eleventh Supplemental Indenture]

EXHIBIT A
[FACE OF NOTE]
THIS CERTIFICATE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE THEREOF. EXCEPT AS OTHERWISE PROVIDED IN THE INDENTURE, THIS CERTIFICATE MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY TO ANOTHER NOMINEE OF THE DEPOSITORY OR TO A SUCCESSOR DEPOSITORY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC” OR THE “DEPOSITORY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INSOMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
LENNOX INTERNATIONAL INC.
5.500% Note due 2028
No.: 001
CUSIP No.: 526107 AG2
ISIN No.: US526107AG24
    $500,000,000
LENNOX INTERNATIONAL INC., a Delaware corporation (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of $500,000,000 on September 15, 2028, unless earlier redeemed as herein provided.
Interest Payment Dates: March 15 and September 15 (each, an “Interest Payment Date”), commencing on March 15, 2024.
Interest Record Dates: March 1 and September 1 (each, an “Interest Record Date”).
Payment of the principal of and interest on this Note shall be made at the office or agency of the Trustee maintained for that purpose in Dallas, Texas, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, for so long as the Notes are represented in global form by one or more Global Securities, all payments of principal of and interest shall be made by wire transfer of immediately available funds to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

LENNOX INTERNATIONAL INC.
By:
Name: Theresa McCray
Title: Vice President, Corporate Tax and Treasurer

Attest:
By:
Name: John D. Torres
Title: Executive Vice President, Chief Legal Officer and Corporate Secretary

This is one of the Notes of the series designated herein and referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:
Name: Michael K. Herberger
Title: Vice President

Dated: September 15, 2023

[REVERSE OF NOTE]
This Note is one of the duly authorized securities of the Company (herein called the “Notes”) issued and to be issued in one or more series under an Indenture, dated as of May 3, 2010 (as supplemented from time to time heretofore, the “Base Indenture”), and as supplemented by an Eleventh Supplemental Indenture, dated as of September 15, 2023 (the “Eleventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company, the guarantors party thereto (the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Notes represented hereby), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is a Global Note representing the Company’s 5.500% Notes due 2028 in the aggregate principal amount of $500,000,000.
The amount of interest payable on any interest payment date shall be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.
The Notes of this series are issuable only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.
The Notes shall be redeemable, at the option of the Company, at any time and from time to time, in whole or in part, on at least 10 but not more than 60 days’ prior notice mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) to the Holders of the Notes, with a copy provided to the Trustee.
The redemption price (the “Redemption Price”) of the Notes shall be calculated as follows:
Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(i)(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the date of redemption, and
(ii)100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Notes to be redeemed to the date of redemption.
On or after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

The Trustee shall not be responsible for the calculation of such Redemption Price. The Company shall calculate such Redemption Price and promptly notify the Trustee in writing thereof. The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.
On and after any redemption date, interest will cease to accrue on the Notes called for redemption. On or before the redemption date, the Company shall deposit with the Trustee or with one or more paying agents an amount of money sufficient to redeem on the redemption date all of the Notes so called for redemption at the appropriate Redemption Price, together with accrued interest to the date fixed for redemption. In the case of a partial redemption, selection of the Notes for redemption will be made pro rata or, in the case of the Global Note in accordance with the Depositary’s procedures. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. Except in the case of the Global Note, a new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. In the case of the Global Note, DTC, or its nominee, will determine the allocation of the redemption price among beneficial owners in such Global Note in accordance with the policies and procedures of the Depositary.
Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes as described above by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to the Notes or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to send a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, the Company shall, to the extent lawful: (i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.
The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.
The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.
The indebtedness evidenced by this Note is, to the extent provided in the Indenture, the senior and unsecured obligation of the Company and will rank equally in right of payment to all of the Company’s existing and future senior unsecured and unsubordinated indebtedness. This Note will, to the extent provided in the Indenture, be guaranteed, jointly and severally, by each of the Guarantors party to the Indenture on a senior unsecured basis. This Note may hereafter be entitled to certain other Guarantees made for the benefit of the Holders. Reference is made to Article 8 of the Eleventh Supplemental Indenture for terms relating to such Guarantees, including the release, termination and discharge thereof. Neither the Company nor any Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.
The Notes are initially limited to $500,000,000 aggregate principal amount. The Company may from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional Notes ranking equally and ratably with the Notes of this series in all respects (other than the issue price, the date of the issuance, the payment of interest accruing prior to the issue date of such additional Notes and the first payment of interest following the issue date of such additional Notes), provided that such Notes must be part of the same issue as the Notes initially issued for U.S. federal income tax purposes. Any such additional Notes shall be consolidated and form a single series with the Notes initially issued, including for purposes of voting and redemptions.
The Notes are not entitled to the benefit of any sinking fund.
The Indenture imposes certain limitations on the ability of the Company to, among other things, merge or consolidate with any other Person, and requires that the Company comply with certain further covenants, such as Limitations on Liens and Limitations on Sale and Leaseback Transactions as further described in the Indenture, all of which are applicable to this Note. All such covenants and limitations are subject to a number of important qualifications and exceptions.
The Indenture contains provisions for the defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.
If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may (subject to the conditions set forth in the Indenture) be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture contains provisions permitting, with certain exceptions therein provided, the Company and the Trustee, without the consent of any of the Holders of the outstanding Notes, to modify and amend the Indenture for the purpose of, among other things, curing any ambiguity, defect or inconsistency.
The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of the Holders of all Notes, to waive any past default or Event of Default with respect to the Notes and its consequences, except a default in the payment of the principal of or interest on any of the Notes or in respect of a covenant or other provision which, under the terms of the Indenture, cannot be modified or amended without the consent of the Holder of each outstanding Note.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the currency, herein prescribed.
No director, officer, employee, incorporator or stockholder, as such, of the Company, any Guarantor or any other obligor in respect of any Note or any subsidiary of any thereof shall have any liability for any obligation of the Company, any Guarantor or any other obligor in respect of any Note under the Indenture, the Notes or any Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Holder, by accepting this Note, hereby waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
This Note shall be governed by and construed in accordance with the law of the State of New York.
All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

EXHIBIT B
Form of Supplemental Indenture in Respect of Subsidiary Guarantees
SUPPLEMENTAL INDENTURE, dated as of     , 20_ (this “Supplemental Indenture”), among [name of Guarantor(s)] (the “Guarantor(s)”), Lennox International Inc., a Delaware corporation (the “Company”), and each other then existing Guarantor under the Indenture referred to below (the “Existing Guarantors”), and [name of trustee], as Trustee under the Indenture referred to below.
RECITALS
WHEREAS, the Company, any Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of May 3, 2010 (the “Base Indenture”, as supplemented to date and as supplemented by the Eleventh Supplemental Indenture (the “Eleventh Supplemental Indenture”), dated as of September 15, 2023, the “Indenture”), providing for the issuance of 5.500% Notes due 2028 of the Company (the “Notes”);
WHEREAS, Section 8.06 of the Eleventh Supplemental Indenture provides that the Company is required to cause the Guarantors to execute and deliver to the Trustee a supplemental indenture evidencing its guarantee of the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes on the terms and conditions set forth herein and in Article 8 of the Eleventh Supplemental Indenture;
WHEREAS, each Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Guarantor has guaranteed; and
WHEREAS, pursuant to Section 8.01 of the Base Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantors, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:
1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2.    Agreement to Guarantee. [The] [Each] Guarantor, as primary obligor and not merely as surety, hereby jointly and severally, irrevocably and fully and unconditionally guarantees to each Holder and to the Trustee and its successor and assigns ([the] [each, a] “Guarantee”), on a senior unsecured basis and equal in right of payment to all existing and future senior indebtedness of such Guarantor(s), the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, on the terms and subject to the conditions set forth in Article 8 of the Eleventh Supplemental Indenture and agrees to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.
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3.    Termination, Release and Discharge. [The] [Each] Guarantor’s Guarantee shall terminate and be of no further force or effect, and [the] [each] Guarantor shall be released and discharged from all obligations in respect of such Guarantee, as and when provided in Section 8.03 of the Eleventh Supplemental Indenture.
4.    Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of [the] [each] Guarantor’s Guarantee or any provision contained herein or in Article 8 of the Eleventh Supplemental Indenture.
5.    Governing Law. This Supplemental Indenture and the Notes shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.
6.    Ratification of Indenture; Supplemental Indentures Part of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.
7.    Counterparts. This Supplemental Indenture may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Delivery of an executed Supplemental Indenture by one party to the others may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
8.    Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF GUARANTOR(S)]
By:
Name:
Title:

LENNOX INTERNATIONAL INC.
By:
Name:
Title:

[NAME OF TRUSTEE], as Trustee
By:
Name:
Title:

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